UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2010

ACCO BRANDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Tower Parkway Lincolnshire, IL 60069	60069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 541-9500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24 and 25, 2010, the Board of Directors of ACCO Brands Corporation (the “Company”) and its Compensation Committee took certain actions with respect to compensation of its named executive officers as described below.

2010 Long-term Incentive Awards and Performance Metrics. The Committee approved grants of long-term incentive awards to the Company’s executive officers, including its named executive officers and those executive officers expected to be identified as named executive officers in the Company’s proxy statement for its 2010 annual meeting, for the three year 2010 - 2012 performance period. Forty-one percent of the grant value of each long-term incentive award is comprised of performance share units (“PSUs”) with the balance comprised of a cash-based award.

As approved, each calendar year of the three-year performance period will have specific annual performance metrics and targets as determined annually by the Committee. Participants will have an opportunity in each year of the performance period to earn from 50% to 150% of one-third of the value of the three-year long-term incentive award based upon the level of achievement within a range of threshold to maximum performance targets. For 2010, the award opportunity under the PSU component is based on the achievement of a free cash flow target and the award opportunity under the cash-based component is based on the achievement of a revenue growth target. Both of these performance metrics are equally weighted and independently calculated against their respective targets. The Company also must achieve a threshold EBITDA (earnings before interest, taxes, depreciation and amortization) target in 2010 before either the PSU award opportunity or the cash-based award opportunity for 2010 can be realized. Actual payout of any earned annual portion of the long-term incentive award is deferred until the completion of the three-year performance period and subject to approval by the Committee.

2010 Annual Incentive Awards and Performance Targets. The Compensation Committee also approved performance targets under the Company’s annual incentive plan (the “AIP”, formerly referred to as the management incentive plan, or MIP). Under the executive incentive plan of the AIP, named executive officers will be eligible for cash-based awards upon the achievement of performance goals based on certain EBITDA targets established for the Company. For 2010, a target bonus of 100% of base salary was set for Robert J. Keller, the Company’s Chairman and Chief Executive Officer, and target bonuses ranging from 50% to 65% of base salary were set for the other named executive officers, with opportunities for each named executive officer to earn 1% of target bonus based on the Company achieving a minimum threshold EBITDA, 50% of target bonus based on the Company achieving a target EBITDA and from 100% to 200% of target bonus to the extent the Company exceeds its target EBITDA.

As previously disclosed, the Company established in August 2009 a discretionary, self-funding cash bonus pool (the “Bonus Pool”) to reward participants, which included named executive officers other than Mr. Keller, for performance that exceeds an established 2009 adjusted operating income target. Based on the Company’s performance against the Bonus Pool’s target, no awards were paid out to any of the Company’s named executive officers participating in the Bonus Pool. However, the Company awarded a total of $170,000 in discretionary bonuses to three of the Company’s executive officers, which includes a $100,000 bonus to Christopher M. Franey, Senior Vice-President and President of the Company’s Computer Products Group. The award to Mr. Franey reflected the Committee’s belief that the Computer Products Group far exceeded its operating performance expectations for the 2009 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)

Date: March 1, 2010	By:	/s/ Steven Rubin
	Name:	Steven Rubin
	Title:	Senior Vice President, Secretary and General Counsel